Exhibit 99.1

March 1, 2010	Edward Vallejo
Vice President, Investor Relations
T: 856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Director, Communications
T: 856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR-END 2009 RESULTS; ANNOUNCES 2010 EARNINGS GUIDANCE

•	Revenues increased by $103.8 million year-over-year to $2.4 billion despite record-wet weather in 2009

•	Net Income totaled $209.9 million, or $1.25 per share for 2009, excluding goodwill impairment charge (a non-GAAP financial measure)

•	Net loss totaled $233.1 million or $1.39 per diluted share for 2009, including goodwill impairment charge

•	Company is awarded annualized rate increases of approximately $80.9 million

•	RWE completed divestiture in 2009

•	Company announces earnings guidance for 2010: establishes range between $1.30 and $1.40 per share

VOORHEES, N.J., March 1, 2010 – American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, today reported results for the fourth quarter and year ended December 31, 2009. For the quarter, the company reported operating revenues of $597.8 million, a $29.3 million or 5.2 percent increase over the same period in 2008. For the year, the company reported operating revenues of $2.4 billion, a 4.4 percent increase over 2008 revenues of $2.3 billion.

Net income in the fourth quarter was $36.4 million, or $0.21 per basic and diluted common share, compared with $36.4 million or $0.23 per basic and diluted common share in the fourth quarter of 2008. For the year, including goodwill impairment charges, the company reported a net loss of $233.1 million, or $1.39 per basic and diluted common share, compared with a loss of $562.4 million, or $3.52 per basic and diluted common share in 2008. Excluding goodwill impairment charges, net income for 2009 was $209.9 million, or $1.25 per basic and diluted common share, compared with $176.1 million, or $1.10 per basic and diluted share in 2008, a 13.6 percent year-over-year increase in earnings per share.

“We are pleased with the solid results of the quarter and year,” said Don Correll, president and CEO of American Water. “We faced challenges from the weather and the economy in 2009, yet we have grown our revenues, cash flow and excluding an impairment charge early on in the year primarily related to the weak stock market, we grew earnings per share by 13.6 percent.”

In the fourth quarter 2009, the company’s Regulated Businesses’ revenues increased by $30.4 million or 6.0 percent over the prior year’s period. For the year, the company’s Regulated Businesses’ revenues increased by $124.6 million or 6.0 percent over the prior year. The increases in both the quarter and the year were primarily a result of recognition of prudent investment through rate awards. Largely due to record-breaking wet, cool weather in many of American Water’s regulated states, lower demand offset rate increases in 2009. Total volume of water sold decreased 6.2 percent for the quarter compared to the prior year’s fourth quarter and 5.8 percent for the year compared to 2008.

The company’s Non-regulated Businesses’ revenues increased by $0.6 million, or 0.8 percent, for the fourth quarter of 2009 as compared to the prior year’s fourth quarter and decreased by $14.5 million, or 5.3 percent, for the year compared to 2008. The decrease was primarily attributable to lower revenues in the Contract Operations Group and the Applied Water Management Group, partially offset by increased revenues in the Homeowner Services Group.

Operating expenses for the three-month period ended December 31, 2009, totaled $460.5 million, an increase of $21.0 million or 4.8 percent over the same period in 2008. For the year, operating expenses, excluding a goodwill impairment charge (a non-GAAP financial measure), totaled $1.8 billion, an increase of $43.3 million or 2.4 percent. The increase for both the quarter and year were primarily driven by increased cost of production, pension and other post-employment benefits expenses and depreciation.

Net cash provided by operating activities for the year ended December 31, 2009, increased approximately $44.0 million or 8.0 percent to $596.2 million. American Water received a $35.0 million federal income tax refund, including interest in the fourth quarter of 2008. Excluding the effect of this refund, 2009 cash flows from operating activities increased $79.0 million or 15.3 percent over 2008.

Capital expenditures for the year ended December 31, 2009, were $785.3 million compared to $1.0 billion in the prior year period.

“American Water continued its commitment to delivering reliable service to its customers in 2009,” said Correll. “Reports from both the Environmental Protection Agency and the American Society of Civil Engineers relay that our country’s water and wastewater infrastructure is facing a trillion dollar challenge and is in serious need of repair. American Water, through proactive, prudent investment has spent nearly two billion dollars in the last two years alone to help ensure the reliability of our water and wastewater services.”

To fund American Water’s ongoing capital program, repay short-term debt from the prior year, and return value to its shareholders through a dividend, the company received net proceeds of $242.3 million from its common equity issuance, incurred $722.9 million of incremental debt and used its cash flow from operations. The company issued $28.5 million in new tax-exempt bonds during the fourth quarter 2009, adding to a total of $179.9 million in tax-exempt bonds issued for the year. Additionally, the company remarketed, at fixed rates, $237.9 million in tax-exempt bonds during the fourth quarter 2009 and $339.0 million for the year.

The company received authorizations for additional annualized revenues from general rate cases of $49.5 million in the fourth quarter 2009, which brings the total for the year to $80.9 million. As of December 31, 2009, the company was awaiting final orders for general rate cases in nine states, requesting $218.9 million in total additional annual revenues. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary.

American Water continued to grow its business in 2009. Most recently, the company’s subsidiary, American Water Enterprises, acquired Environmental Management Corporation (EMC). EMC has more than 50 contracts with industrial and municipal customers in the United States and Canada. During the year, the company also acquired several systems located in Pennsylvania, Indiana and West Virginia. With a combined purchase price of approximately $7.8 million, the newly acquired systems serve a total of nearly 5,000 people. The U.S. Department of Defense also continued to recognize American Water as a powerful solutions provider by awarding the company military base water and wastewater systems contracts. After earning several major contracts over the last two years, the company now serves approximately 400,000 servicemen and women, their families and support staff on bases across the U.S.

“American Water’s growth during 2009 reflects a successful year of providing water solutions,” said Correll. “From major military contracts to multiple acquisitions of water systems in need of repair, our experience and size allows us to offer innovative solutions to communities facing water quality, quantity and economic challenges.”

In 2009, the divestiture of American Water stock by RWE was completed.

Also during the fourth quarter, the Board of Directors declared a quarterly cash dividend of $0.21 per common share. In 2009, the Board increased American Water’s quarterly cash dividend payment by five percent from $0.20 to $0.21 per share. Dividends paid totaled $0.82 per common share for the year.

2010 Earnings Guidance

In order to enhance transparency for its investors, American Water has issued earnings guidance for 2010. The company’s 2010 earnings are estimated to be in the range of $1.30 to $1.40 per share. The company’s earnings forecasts are subject to numerous risks, including those described under “Forward-Looking Statements” below and under “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Non-GAAP Financial Measures

This press release includes a presentation of “Net income excluding impairment charge,” “Basic income per common share excluding impairment charge,” “Diluted net income per common share excluding impairment charge,” and “Operating expenses excluding impairment charge.” Each of these items is derived from our consolidated financial information but is not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes that the presentation of these adjusted measures is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to an impairment charge, which has been triggered principally by market factors that are largely out of the control of management and do not reflect the day-to-day operations of the company. Moreover, management believes that this presentation facilitates comparisons between the company and other companies in its industry. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of impairment charges.

Set forth below are tables that reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measure.

Fourth Quarter and Year-End 2009 Earnings Conference Call

The fourth quarter and year-end 2009 earnings conference call will take place Monday, March 1, 2010, at 9:00 a.m. Eastern Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s Web site at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through March 8, 2010, by dialing 303-590-3030 for U.S. and international callers. The access code for replay is 4204123. The online archive of the webcast will be available through March 31, 2010, by accessing the Investor Relations page of the company’s Web site located at www.amwater.com.

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs more than 7, 000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 16 million people in 35 states and Ontario and Manitoba, Canada.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on our current expectations and assumptions regarding future events and may relate to, among other things, our future financial performance, including earnings, our growth strategies, our ability to finance current operations and growth initiatives, trends in our industry, regulatory or legal developments or rate adjustments. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies; weather conditions, patterns or events, including drought or abnormally high rainfall; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; our ability to appropriately maintain current infrastructure and manage the expansion of our business; our ability to obtain permits for projects; changes in our capital requirements; our ability to control operating expenses and to achieve efficiencies in our operations; our ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations; our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business; cost overruns relating to improvements or the expansion of our operations; changes in general economic, business and financial market conditions; significant changes to our business processes and corresponding technology; access to sufficient capital on satisfactory terms; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase our cost and funding requirements; the incurrence of impairment charges; migration of customers into or out of our service territories; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; ability to retain and attract qualified employees; and civil disturbance, labor strikes or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and periodic SEC filings. The Company undertakes no duty to update any forward-looking statement.

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

In thousands except per share data

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Operating revenues	$597,837	$568,551	$2,440,703	$2,336,928

Operating expenses
Operation and maintenance	338,494	319,735	1,324,355	1,303,798
Depreciation and amortization	77,301	71,662	294,240	271,261
General taxes	44,448	48,065	199,262	199,139
Gain on sale of assets	213	39	(763)	(374)
Impairment charge	—	—	450,000	750,000

Total operating expenses, net	460,456	439,501	2,267,094	2,523,824

Operating income (loss)	137,381	129,050	173,609	(186,896)

Other income (deductions)
Interest, net	(76,754)	(72,437)	(296,545)	(285,155)
Allowance for other funds used during construction	2,278	4,127	11,486	14,497
Allowance for borrowed funds used during construction	1,687	2,108	7,224	8,171
Amortization of debt expense	(1,489)	(1,535)	(6,647)	(5,895)
Other, net	(187)	3,309	(792)	4,684

Total other income (deductions)	(74,465)	(64,428)	(285,274)	(263,698)

Income (loss) before income taxes	62,916	64,622	(111,665)	(450,594)
Provision for income taxes	26,545	28,215	121,418	111,827

Net income (loss)	$36,371	$36,407	$(233,083)	$(562,421)

Basic earnings per common share:	$0.21	$0.23	$(1.39)	$(3.52)

Diluted earnings per common share:	$0.21	$0.23	$(1.39)	$(3.52)

Average common shares outstanding during the period:
Basic	174,631	159,990	168,164	159,967

Diluted	174,778	160,045	168,164	159,967

Dividends per common share	$0.21	$0.20	$0.82	$0.40

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

	December 31,	December 31,
	2009	2008
Cash and cash equivalents	$22,256	$9,542
Other current assets	476,871	408,133
Total property, plant and equipment	10,677,393	10,123,928
Total regulatory and other long-term assets	2,276,131	2,690,215

Total Assets	$13,452,651	$13,231,818

Short-term debt	$119,497	$479,010
Current portion of long-term debt	54,068	175,822
Other current liabilities	433,827	449,928
Long-term debt	5,312,126	4,648,213
Total regulatory and other long-term liabilities	2,554,437	2,460,872
Contributions in aid of construction	973,280	911,415
Total stockholders’ equity	4,005,416	4,106,558

Total Capitalization and Liabilities	$13,452,651	$13,231,818

Operating Expenses Excluding Impairment Charge (A Non-GAAP, Unaudited Number)

In thousands

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Total operating expenses, net	$460,456	$439,501	$2,267,094	$2,523,824
Less: Impairment charge	—	—	450,000	750,000

Total operating expenses excluding impairment charge	$460,456	$439,501	$1,817,094	$1,773,824

Net Income (Loss) Excluding Impairment Charge (A Non-GAAP, Unaudited Number)

In thousands

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income (loss)	$36,371	$36,407	$(233,083)	$(562,421)
Add: Impairment charge	—	—	450,000	750,000

Net income excluding impairment charge before associated tax benefit	36,371	36,407	216,917	187,579
Less: Income tax benefit relating to impairment charge	—	—	6,976	11,525

Net income excluding impairment charge	$36,371	$36,407	$209,941	$176,054

Basic earnings per common share excluding impairment charge:	$0.21	$0.23	$1.25	$1.10

Diluted earnings per common share excluding impairment charge:	$0.21	$0.23	$1.25	$1.10

###